Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-effective Amendment No. 1 to the Registration Statements (Form S-8 Nos. 333-195211, 333-198289, 333-202941, 333-210453, 333-216905, 333-223687, 333-226741, 333-229953, 333-254697, 333-263644 and 333-270795) pertaining to the CymaBay Therapeutics, Inc. 2013 Equity Incentive Plan and the CymaBay Therapeutics, Inc. 2023 Equity Incentive Plan of our report dated March 23, 2023, with respect to the consolidated financial statements of CymaBay Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Mateo, California

August 10, 2023